     PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended
	February 1,	January 27,
	2009	2008
Cash flows from operating activities:
Net loss	$(10,233)	$(3,340)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,725	24,721
Consolidation, restructuring and related charges	1,680	-
Minority interest in income of consolidated subsidiaries	266	955
Changes in assets and liabilities and other	(5,449)	(10,661)

Net cash provided by operating activities	7,989	11,675

Cash flows from investing activities:
Purchases of property, plant and equipment	(12,789)	(65,932)
Purchases of short-term investments and other	-	(253)
Proceeds from sales of investments and other	858	65
Investment in joint venture		(2,598)
Net cash used in investing activities	(11,931)	(68,718)

Cash flows from financing activities:
Repayments of long-term borrowings	(3,607)	(577)
Proceeds from long-term borrowings	-	942
Payments of deferred financing fees	(1,913)	(71)

Net cash provided by (used in) financing activities	(5,520)	294

Effect of exchange rate changes on cash	(2,792)	(171)

Net decrease in cash and cash equivalents	(12,254)	(56,920)
Cash and cash equivalents, beginning of period	83,763	146,049

Cash and cash equivalents, end of period	$71,509	$89,129

Supplemental disclosure of cash flow information:
Change in accrual for purchases of property, plant and equipment	$(11,204)	$(24,181)
Capital lease obligation for purchases of property, plant and equipment	$-	$61,662